Exhibit 99.1

Q3 2020 Shareholder Letter SQUARE.COM/INVESTORS FEATURED SELLER • Hearten Salon in Walnut Creek, CA

Highlights

In the third quarter of 2020, we achieved gross profit of $794 million, up 59% year over year. Our Seller ecosystem generated gross profit of $409 million, up 12% year over year. Cash App delivered strong growth, with gross profit up 212% year over year, to $385 million.	In markets outside the U.S., Seller GPV grew 46% year over year in the third quarter of 2020, and represented 11% of total Seller GPV.

Cash App saw increased engagement as customers adopted multiple products: In the third quarter of 2020, the number of average daily transacting active Cash App customers nearly doubled from the same period last year.

THIRD QUARTER FINANCIAL METRICS

In the third quarter of 2020, total net revenue was $3.03 billion, up 140% year over year, and excluding bitcoin revenue, total net revenue was $1.40 billion, up 25% year over year.

In the first quarter of 2020, net income (loss) and Adjusted EBITDA were significantly affected by an increase in provisions for transaction and loan losses as a result of the anticipated impact of COVID-19. Transaction and loan loss expenses were $109 million in the first quarter of 2020, which was an increase of $77 million compared to the fourth quarter of 2019. Transaction and loan loss expenses were $38 million in the second quarter of 2020, which was a decrease of $71 million compared to the first quarter of 2020. In the third quarter of 2020, transaction and loan loss expenses were $15 million, which was a $22 million decrease from the second quarter of 2020, and benefited from a release of $40 million of existing provisions for transaction losses in our Seller business related to the first half of 2020, which increased Adjusted EBITDA.

The following items affected net income (loss) per share during the respective periods. In the second quarter of 2020, we recognized a gain of $21 million related to observable price changes for non-marketable equity investments. In the fourth quarter of 2019, we completed the sale of Caviar to DoorDash, which resulted in a gain of $373 million.

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

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ON THE COVER

Tyler Tobey Gomez,

owner of Hearten Salon in

Walnut Creek, California.

Hearten Salon uses Square

Point of Sale, Square

Appointments, Square Gift

Cards, Square Reader for

Contactless and Chip, and

Intuit QuickBooks through

our App Marketplace.

Cash App Highlight

As Cash App has expanded

its ecosystem of products,

we have provided more

ways for customers to

spend, send, store, and

invest their money.

November 5, 2020

1. Financial results for our Seller ecosystem exclude Caviar, which we sold in the fourth quarter of 2019.

Seller GPV (Gross Payment Volume) represents payment volume from our Seller ecosystem. Seller GPV is composed of the total dollar amount of all card payments processed by sellers using Square, net of refunds, and does not include GPV from our Cash App ecosystem.

To Our Shareholders

In the third quarter of 2020, gross profit grew 59% year over year to $794 million, and excluding Caviar from the third quarter of 2019, gross profit was up 63% year over year. In our Seller ecosystem, gross profit was up 12% year over year during the third quarter.1 Seller GPV trends were relatively consistent from July to August, followed by a modest improvement in September as regions allowed additional sellers in certain verticals to reopen. Our Cash App ecosystem delivered strong gross profit growth of 212% year over year. We remain focused on increasing daily utility for our Cash App customers to products beyond peer-to-peer payments, which helps drive higher engagement and monetization.

Our results in the third quarter highlight our ability to reach new customers as we drove strong acquisition across both Seller and Cash App. While the macroeconomic environment remains uncertain, we continue to believe that our Seller and Cash App ecosystems are well-positioned to benefit from the acceleration of secular shifts, such as omnichannel commerce, contactless payments, and digital wallets for consumers. We intend to invest in the business to drive attractive returns. Our go-to-market investments will be focused on reaching new customers as we’ve historically seen strong returns on our acquisition spend across both ecosystems. Additionally, we are building out our product suite to continue expanding our addressable market in the U.S. and broadening our international presence. We see an opportunity to serve a wider set of needs for both existing and new customers in both ecosystems. We are investing for long-term profitable growth.

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Net Promoter Score (NPS) is the percentage of customers rating their likelihood to recommend a company, product, or service to a friend or colleague.

Online channels are defined as card-not-present payments through Appointments, Virtual Terminal, Invoices, eCommerce API, In-App Payments SDK, Square Online, Square Online Checkout, and our eGift Cards portal.

NFC (near-field communication) hardware in markets outside the U.S. includes Square Terminal and contactless and chip readers.

SELLER ECOSYSTEM

In markets outside the U.S., Seller GPV grew 46% year over year in the third quarter of 2020, and represented 11% of total Seller GPV.

Growing our markets outside the U.S.

Our international markets achieved strong growth during the third quarter, primarily as a result of regional recoveries, continued adoption of omnichannel products, and acquisition of new sellers. Businesses in our international markets that are using banks and legacy acquirers have limited omnichannel options, as those providers typically lack integrated software or online solutions. To educate sellers on our breadth of omnichannel capabilities, we launched awareness campaigns across Australia, Canada, and the U.K. over the past year. Our unique ecosystem offerings have helped sellers affected by COVID-19 globally: In markets outside the U.S., GPV from our online channels grew more than 60% year over year in the third quarter, driven primarily by strong adoption of eCommerce API, Invoices, and Square Online.

In the third quarter, we sold more than 70% of our NFC hardware in international markets to sellers new to Square. We have also been focused on bringing the full breadth of our software, hardware, and financial services ecosystem to each of our markets: Since beginning our international expansion, we expect to have had more than 85 international product launches by year-end 2020, representing nearly 3 in 4 of our products in the U.S. As we expanded more of our ecosystem globally, Seller GPV in markets outside the U.S. grew to 11% of total Seller GPV in the third quarter, up from 6% two years ago.

Faster access to funds

In the U.S., we continued to find ways for sellers and employees to instantly access their funds with products such as Square Card and Payroll. Square Card, our business debit card, provides sellers with a way to immediately access and spend their earned funds. Adoption of Square Card has increased each quarter since it launched, and this quarter more than half of Square Card sellers ordered their card within the first month after onboarding. In the third quarter, more than $250 million was spent by sellers through Square Card, or approximately 34% of these sellers’ GPV, for everyday expenses such as purchases at gas stations, discount retailers, and other places.

Survey customer data as of Q3 2020 for Australia, Japan, the U.K., and the U.S., and as of Q2 2020 for Canada. Square’s NPS has been strong in the U.S. and in the majority of our international markets as we have seen product-market fit. Japan’s NPS score was determined before we launched e-money acceptance in early August, which we believe affected the results. E-money is the commonly accepted name for a popular payment method, typically backed by a prepaid balance, in Japan.

3 in 4

Product Parity

Since beginning our international expansion, we expect to have more than 85 international product launches by year-end 2020, spanning across hardware, software, and financial services, half of which have been since 2018. We’re focused on bringing more of our ecosystem to markets outside the U.S.

We have seen adoption of Square Card increase each quarter since it launched, with more than $250 million spent on the card during the third quarter.

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1. BLS Report April 2020.

We expect nearly one-third of total marketing spend in 2020 to be awareness marketing.

Awareness marketing

is designed to drive a shift in perception by increasing customers’ knowledge of your products and services.

Performance marketing is designed to drive a specific action, such as account sign-up or an app download.

Square Payroll allows employers to provide flexible and immediate wages for their employees. It typically takes two business days for payroll funds to move from an employer to their employees, which can lead to slower payouts for the more than 80 million hourly workers in the U.S.1 In the third quarter, we launched two new features for our Payroll product: Instant Payments and On-Demand Pay. Instant Payments allows merchants using Square Payroll to pay employees using the funds in their account balance on the next business day with direct deposit or instantly when their employees use Cash App. For employees, On-Demand Pay allows eligible individuals to access their compensation sooner by transferring up to $200 of earned wages per pay period into their Cash App accounts at no cost or to a linked debit card for a small fee. This simplified payroll experience provides employees and employers more flexibility and control over their money, and further integrates our Seller and Cash App ecosystems.

Awareness marketing investments

During the third quarter, we drove strong acquisition of new sellers as we accelerated our go-to-market investments, including awareness marketing. These awareness campaigns tell a more comprehensive story of Square’s ecosystem to help larger sellers understand that we have products that meet more of their needs. Awareness marketing has helped widen our acquisition funnel by shifting existing and new sellers’ perception of Square’s brands and products. The awareness campaigns focused on expanding our reach using a wide range of new, higher-reach channels such as television, live sports (NBA, MLB, NHL), digital video, radio, streaming audio, branded content, and podcasts. We saw a significant lift in traffic to our website and an increase in search query volume, which allowed us to scale performance marketing. As a result of our channel mix and investment, we expect to reach more than 50 million people in the U.S. through our campaigns in the second half of 2020.

SELLER HIGHLIGHT

Instant Payments allows us to get some sales under our belt at the start of the week and lets me hold onto my money for a few days longer while still ensuring my staff get paid when they expect it, which is super important in today’s economy.”

Teresa Blevins

Lil’ Bit of Heaven Cupcakes, WV

Ecosystem Campaign

Our brand campaign showcased the diversity of our seller base and reinforced the idea that Square is for all types and sizes of businesses. The use of photo-collaged visuals reflects the reality facing business owners today, creating an “image of business” that is disrupted and mirrors how unpredictable and challenging it can be to run a business.

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A transacting active Cash App customer has at least one financial transaction using any product or service within Cash App during the specified period. A transacting active customer for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active.

In the 10 months since its launch, stock brokerage has had more cumulative first-time customers than any other Cash App product launch in its first 10 months. Billions of dollars traded refers to the amount bought and sold on the Cash App platform since launch.

1. Refers to customers using Cash App for at least a year before their first stock transaction. Customer behavior compares six months before and after using stock brokerage for the first time.

We charge customers using Cash for Business 2.75% to receive a peer-to-peer payment.

CASH APP ECOSYSTEM

Cash App saw increased engagement as customers adopted multiple products: In the third quarter of 2020, the number of average daily transacting active Cash App customers nearly doubled from the same period last year.

Graduating customers beyond peer-to-peer

As Cash App has expanded its ecosystem of products, we have provided more ways for customers to spend, send, store, and invest their money. In the third quarter, inflows into Cash App accounts grew on a quarter-over-quarter and year-over-year basis, as customers brought more funds into their accounts for products such as Cash Card, direct deposit, and stock brokerage. Customers who adopted two or more products were highly engaged: during the third quarter, these customers had 3-4x more transactions and generated 3-4x more gross profit compared to customers who only used peer-to-peer payments. Customers increasingly found daily utility: In the third quarter, daily transacting active Cash App customers nearly doubled from the prior year and represented nearly a quarter of monthly transacting active Cash App customers.

Increased stock brokerage adoption

Cash App has strived to simplify investing and expand access to all, including those who have never been able to purchase stocks. Stock brokerage saw the fastest adoption of any Cash App product: Since its launch less than a year ago, more than 2.5 million customers have bought stocks using Cash App, and billions of dollars had been traded by the end of the third quarter. To provide customers with tools to help navigate market volatility, we launched Auto-Invest, which allows for dollar-cost averaging from recurring daily or weekly purchases of bitcoin or stocks. We also launched the ability for customers to search stocks based on industry and performance, and to receive relevant news. While we offer our stock brokerage product for free, these customers have been more engaged: Stock brokerage customers had 28% more transactions across the platform and generated 15% more gross profit after they adopted stock brokerage.1

Cash for Business growth

Cash App has made it easier for people to manage a business by enabling payments to their Cashtag, allowing higher weekly limits, and providing tax reporting forms. These business customers have been highly engaged and transacted more frequently, strengthening the Cash App network. We helped customers adapt during COVID-19 by providing a way to accept contactless payments across commercial categories such as beauty and online retail, as well as contributions to shuttered local businesses. We also saw peer-to-peer customers get creative with how they do commerce by switching to Cash for Business to sell items such as thrifted clothes or handmade masks.

In the third quarter, daily transacting active Cash App customers nearly doubled from the prior year and represented nearly a quarter of monthly transacting active Cash App customers.

We provide relevant news to our customers based on stocks they follow.

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A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

We completed the sale of Caviar to DoorDash in the fourth quarter of 2019.

Financial Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $3.03 billion in the third quarter of 2020, up 140% year over year. Excluding Caviar from the third quarter of 2019, total net revenue was up 148% year over year. Gross profit was $794 million in the third quarter of 2020, up 59% year over year. Excluding Caviar from the third quarter of 2019, gross profit was up 63% year over year.

Transaction-based revenue was $925 million in the third quarter of 2020, up 13% year over year, and transaction-based gross profit was $403 million, up 35% year over year. We processed $31.7 billion in GPV in the third quarter of 2020, up 12% year over year. Transaction-based gross profit as a percentage of GPV was 1.27% in the third quarter of 2020, which was up 22 basis points year over year and down 2 basis points quarter over quarter.

Subscription and services-based revenue was $448 million in the third quarter of 2020, up 60% year over year, and subscription and services-based gross profit was $381 million, up 76% year over year. Excluding Caviar from the third quarter of 2019, subscription and services-based revenue and gross profit were each up 87% year over year. Growth in the quarter was driven primarily by Cash App.

Note: Represents Seller GPV and Cash App Business GPV as a percent of total GPV. GPV includes Seller GPV and Cash App Business GPV, which is defined on page 10.

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In the second quarter of 2020, we changed our operating segments to reflect how we review and assess our operations and began reporting on Seller and Cash App as separate segments.

1. All growth comparisons for the third quarter of 2020 are on a year-over-year basis.

Card-not-present GPV includes our online channels and card-not-present manual key entry transactions.

SELLER ECOSYSTEM REVENUE AND GROSS PROFIT

In the third quarter of 2020, our Seller ecosystem generated $965 million of revenue and $409 million of gross profit, up 5% and 12% year over year, respectively.

In the third quarter of 2020, Seller generated $845 million of transaction-based revenue, up 6% year over year, with growth driven primarily by online channels and markets outside the U.S. During the quarter, transaction-based gross profit for our Seller ecosystem benefited from a higher percentage of debit card transactions, a higher proportion of card-not-present volumes, an increase in average transaction size, and the impact from our November 2019 card-present price change. We recognize that recent changes in the percentage of debit, proportion of card-not-present volumes, and average transaction size are each elevated relative to historical periods partly as a result of changes to consumer behaviors related to COVID-19, which may not continue in future quarters.

During the third quarter of 2020, Seller GPV was $28.8 billion, up 4% year over year. Excluding the benefits from the Fourth of July and Labor Day holiday weekends, Seller GPV trends were relatively consistent from July to August, followed by a modest improvement in September as regions allowed additional sellers in certain verticals to reopen. Looking at the components of Seller GPV, we observed the following trends during the third quarter of 2020.1

•	Products: Card-not-present GPV was up 24% year over year, driven primarily by continued strength from our online channels, including Square Online, Invoices, Virtual Terminal, and eCommerce API. Card-present GPV was down 5% year over year. Regional trends in card-present volumes depended on the relaxing of local restrictive measures, among other factors.

•	Geographies: Our largest U.S. metropolitan areas experienced a greater slowdown in GPV compared to the rest of the U.S., with the magnitude depending on the timing of shelter-in-place ordinances, among other factors. On average, U.S. regions outside our top metro areas were affected to a lesser extent. In aggregate, our international markets achieved 46% GPV growth year over year during the third quarter. By market, Australia and the United Kingdom achieved the strongest growth during the quarter. While overall growth in our international markets was strong, card-present volume growth in each of our international markets was affected by changes to regional restrictions during the quarter.

Note: We determine seller size based on annualized GPV during the applicable quarter. This only includes Seller GPV. Larger sellers are defined as greater than $125K in annualized GPV.

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1. Based on verticals with the largest contributions to Seller GPV, on a dollar basis.

•	Verticals: Compared to the second quarter, Seller GPV growth improved across our largest verticals of food and drink, retail, home and repair, professional services, and beauty and personal care, which was partly driven by expanded reopenings in certain states.[1]

Seller generated $93 million of subscription and services-based revenue during the third quarter of 2020, down 6% year over year. Excluding revenue from Square Capital, Seller subscription and services-based revenue grew 28% year over year.

•	Square Capital: As expected, Square Capital revenue in the third quarter was down significantly on a year-over-year basis. We paused new flex loan offers until the end of July and, upon resuming offers, we were measured in ramping origination volumes in August and September. Square Capital facilitated approximately 35,000 loans in the third quarter of 2020, totaling $155 million, down 72% year over year.

•	Other subscription and services products for sellers achieved relatively strong growth in the third quarter, as gross profit growth from these products outpaced overall Seller gross profit. These other products include software subscriptions, instant transfers, and Square Card.

Hardware revenue in the third quarter of 2020 was $27 million, up 25% year over year, and generated a gross loss of $18 million. Growth was driven by strong unit sales of our contactless hardware devices, specifically Square Register and Square Terminal. In September, we saw an uplift in unit sales across our contactless devices, which was partly driven by a temporary 20% off promotion on our contactless hardware.

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We deduct bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions.

Cash App Business GPV is composed of the total dollar amount of Cash for Business and peer-to-peer payments sent from a credit card, and does not include GPV from our Seller ecosystem.

Bitcoin revenue is the total sale amount of bitcoin to customers. Bitcoin costs are the total amount of bitcoin that we purchase. We purchase bitcoin to facilitate customers’ access to bitcoin.

CASH APP ECOSYSTEM REVENUE AND GROSS PROFIT

Cash App delivered strong growth in the third quarter of 2020, generating $2.07 billion of revenue and $385 million of gross profit, which increased 574% and 212% year over year, respectively. Excluding bitcoin, Cash App revenue was $435 million, up 174% year over year. We drove strong acquisition of net-new transacting active Cash App customers as well as increased adoption of products such as Cash Card, Boost, direct deposit, stock brokerage, and bitcoin investing. As of the end of the third quarter of 2020, Cash App customers had more than $1.8 billion in cash balances stored in their accounts, up 180% year over year and up 7% quarter over quarter as stimulus disbursements ended during the third quarter.

Cash App engagement also benefited from disbursements of the CARES Act stimulus programs and unemployment benefits, including a portion of customers who direct-deposited these payments into their Cash App accounts. Looking at monthly trends during the quarter, Cash App achieved its strongest gross profit growth in July while the stimulus programs were ongoing. After the stimulus programs ended in late July, Cash App gross profit growth decelerated during the remainder of the quarter, but remained well above growth in the first quarter of 2020.

Cash App Business GPV was $2.9 billion, up 332% year over year. Cash App generated $81 million of transaction-based revenue during the third quarter of 2020, up 320% year over year. Growth was driven primarily by an increase in Cash for Business transactions.

Cash App generated $354 million of subscription and services-based revenue during the third quarter of 2020, up 154% year over year. Growth was driven primarily by transaction fees from both Instant Deposit and Cash Card.

Cash App generated $1.63 billion of bitcoin revenue and $32 million of bitcoin gross profit during the third quarter of 2020, up approximately 11x and 15x year over year, respectively. Bitcoin revenue and gross profit benefited from an increase in bitcoin actives and volume per customer.

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We offer the peer-to-peer service free to our Cash App customers, and we consider it to be a marketing tool to encourage the usage of Cash App.

Each quarter, we estimate losses that may materialize in future periods related to that quarter’s volume. These estimates are typically based on predictive data science–based models, which historically have been close to future actual realized losses.

OPERATING EXPENSES

Operating expenses were $745 million in the third quarter of 2020, up 59% year over year, and non-GAAP operating expenses were $617 million, up 66% year over year.

Product development expenses were $227 million on a GAAP basis and $136 million on a non-GAAP basis in the third quarter of 2020, up 34% and 35% year over year, respectively, driven primarily by personnel costs related to our engineering, data science, and design teams.

Sales and marketing expenses were $348 million on a GAAP basis and $335 million on a non-GAAP basis in the third quarter of 2020, up 133% and 136% year over year, respectively.

•	Cash App marketing expenses were up 217% year over year, driven primarily by increases in peer-to-peer transactions and related transaction losses, Cash Card issuances, and advertising.

•	Other sales and marketing expenses, including advertising, personnel, and other costs, were up 62% year over year as we increased sales and marketing spend for our Seller ecosystem, including performance marketing, brand and ecosystem marketing, and hiring for our sales and account management teams.

General and administrative expenses were $154 million on a GAAP basis and $130 million on a non-GAAP basis in the third quarter of 2020, up 33% and 35% year over year, respectively. The increase was due primarily to additions to customer support, finance, legal, and compliance personnel, and facilities expansion.

Transaction and loan loss expenses were $15 million in the third quarter of 2020, down 54% year over year, as the significant release of existing provisions for our Seller business related to the first half of 2020 more than offset the increase in provisions for transaction losses that we recognized during the third quarter. For the first quarter of 2020, transaction losses represented an increase of approximately 1.2x year over year on a dollar basis. For the second and third quarters of 2020, provisions for transaction losses represented an increase of approximately 2x as compared to the same period in 2019, on a dollar basis. Transaction expenses related to Cash App increased year over year, driven by Cash App’s strong growth during the quarter. Given the variability of potential outcomes related to the macro environment, actual realized losses may differ materially from our estimates for provisions.

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EARNINGS

In the third quarter of 2020, net income was $37 million. Net income per share was $0.08 and $0.07 on a basic and diluted basis, respectively, in the third quarter of 2020, based on 444 million weighted-average basic shares and 488 million weighted-average diluted shares.

Adjusted EBITDA was $181 million in the third quarter of 2020, compared to $131 million in the third quarter of 2019. The increase in Adjusted EBITDA compared to the prior year period was driven in part by a release of $40 million in existing provisions for transaction losses in our Seller business related to the first half of 2020. Excluding this release of existing provisions during the quarter, Adjusted EBITDA was $142 million.

Adjusted Net Income Per Share (Adjusted EPS) was $0.34 based on 515 million weighted-average diluted shares for the third quarter of 2020.

BALANCE SHEET/CASH FLOW

We ended the third quarter of 2020 with $3.8 billion in available liquidity, with $3.3 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $500 million available for withdrawal from our revolving credit facility.

In September 2020, we announced our intent to invest $100 million in supporting underserved communities, particularly, racial and ethnic minority groups who have been disproportionately affected by COVID-19. This initiative further deepens our commitment toward economic empowerment to help broaden such communities’ access to financial services.

In October 2020, we invested $50 million in bitcoin as we believe cryptocurrencies are an instrument of economic empowerment and aligns with the company’s purpose. We expect to hold this investment for the long term. The accounting rules for bitcoin will require us to recognize any decreases in market price below cost as an impairment charge, with no upward revisions when the market price increases until a sale.

In the third quarter of 2020, Adjusted EBITDA and proceeds from the exercise of stock options contributed positively to our cash balance. This was partly offset by cash outflows due to the timing of purchases of property and equipment and payments for tax withholding related to vesting of restricted stock units.

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October Trends and

Forward-Looking Commentary

Given the uncertainty around the impact and severity of COVID-19, we wanted to provide an update on the trends in our business during the month of October.

BUSINESS TRENDS

Seller ecosystem

•	In October, Seller delivered positive revenue and gross profit growth year over year. Seller GPV was up 8% year over year, which improved modestly compared to year-over-year results in the third quarter.

•	Seller GPV from card-not-present transactions was up 23% year over year in October, which was relatively consistent with year-over-year growth in the third quarter. We saw continued strength in GPV from our online channels.

•	Seller GPV from card-present transactions was up 1% year over year in October, which improved modestly compared to year-over-year results in the third quarter. Growth trends continued to vary by region, product, and vertical, depending primarily on differences in the timing and phases of reopenings, which we expect will have a significant impact on overall GPV trends.

Cash App ecosystem

•	In October, Cash App delivered strong revenue and gross profit growth year over year.

•	We achieved strong acquisition of net-new transacting active Cash App customers and increased adoption of other products in our ecosystem.

•	Gross profit growth in October moderated compared to the third quarter, driven by a decrease in transaction volume per active customer. We believe this was partly a result of the end of government stimulus programs and unemployment benefits at the end of July, as stored funds in Cash App have decreased since July. We recognize Cash App growth may not sustain at the same levels during the remainder of the fourth quarter.

All growth comparisons for October 2020 are on a year-over-year basis, unless otherwise specified.

Card-not-present GPV includes our online channels and card-not-present manual key entry transactions. Online channels are defined as card-not-present payments through Appointments, Virtual Terminal, Invoices, eCommerce API, In-App Payments SDK, Square Online, Square Online Checkout, and our eGift Cards portal.

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OPERATING EXPENSES

We believe our Cash App and Seller ecosystems are well-positioned to help our customers adapt to the impact of COVID-19, based on trends we observed during the third quarter. We intend to prioritize investments in our Cash App and Seller ecosystems that we believe will help drive attractive long-term returns.

•	Seller ecosystem: We saw encouraging trends related to acquisition of new sellers in the second and third quarters of 2020, despite the impact of COVID-19. During the second and third quarters, new cohorts of Square sellers generated more gross profit in their first five weeks after onboarding, compared to seller cohorts who joined our platform during the same period a year ago.

•	Cash App ecosystem: Given Cash App’s strong growth during the third quarter, we will continue to focus on customer acquisition and product velocity for Cash App. We see a compelling opportunity to invest in acquiring new customers, driven by peer-to-peer payments as well as creative marketing strategies. We intend to continue identifying opportunities to launch new products and expand the ways that Cash App can help customers manage their money.

For the fourth quarter of 2020, we expect non-GAAP product development, sales and marketing, and general and administrative expenses, in aggregate, to increase by at least $30 million compared to the third quarter of 2020. The increase is related to sales and marketing investments intended to drive new customer acquisition for Cash App, as well as hiring for both our Cash App and Seller ecosystems. These investments build upon our initiatives during the third quarter of 2020. We were encouraged by acquisition trends for each ecosystem during the second and third quarters, and we see an attractive opportunity to reach new Seller and Cash App customers.1

Transaction and loan loss expenses: We anticipate transaction and loan loss expenses recognized in future quarters will remain volatile as a result of actual losses potentially differing from our estimates for provisions, as well as provisions for expected losses in subsequent periods. Given the variability of potential outcomes related to the macro environment, actual realized losses may differ materially from our estimates for provisions, depending on the length and severity of the impact from COVID-19. Our ability to estimate provisions is similarly limited due to the volatile and evolving macro environment.

1. We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

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MEDIA CONTACT

press@squareup.com

INVESTOR RELATIONS CONTACT

ir@squareup.com

Earnings

Webcast

Square (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time today, November 5, 2020, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events section of Square’s Investor Relations website at square.com/investors. A replay will be available on the same website following the call.

We will release financial results for the fourth quarter and full year 2020 on February 23, 2021, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja
CEO	CFO

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Before COVID-19, our revenue stream was mainly from in-person dining and group catering. Once the pandemic hit, we had to come up with new ways to diversify our income. We developed our online store through Square which tied together our credit card processing and item library. This allowed us to move quickly to diversify our offerings and maintain control over creation, maintenance, and fulfillment.”

Mat Schuster

Executive chef and owner, Canela

San Francisco, CA

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I really love @CashApp, it makes me feel abundant when I buy my little $10 worth of stock & @Bitcoin. It be growing, lol... thanks @CashApp

@Imit8ionOFlife
Via Twitter

Mind Blown: Cash App bringing "drops" to banking.

- surprise & delight = massive user adoption
- increase boost x merchant lock-in

... and everyone's turning on post notifications for the next drop

@ianrborthwick
Via Twitter

I find myself using credit noticeably less now that I have a @CashApp Cash Card. The Boosts save me a lot more then the cash back from my credit card. $SQ

@little_2d
Via Twitter

Cash App boost are the best thing ever. I saved $5 the other day paying Netflix and now another $5 on my pizza order apply those boost people!!!

@t_Starr624
Via Twitter

@crystallewis60
Via Twitter

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SQUARE Q3 2020 17

SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results and general business outlook for future periods; expected impact of the COVID-19 pandemic and related responses of governments and private industry, including government stimulus and assistance programs, on the Company’s business, financial results, financial position, and liquidity; statements regarding the Company’s sales and marketing investments for the Seller and Cash App ecosystems and their expected benefits; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; future hiring goals; the Company’s expectations regarding its near-term and long-term strategic priorities; the ability of the Company’s products to attract and retain customers; the resiliency and growth of the Company’s Seller and Cash App ecosystems; the Company’s expectations regarding its financial position and ability to withstand market volatility; the Company’s expectations regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; the Company’s intentions and projected timelines for international product parity; and management’s statements related to business strategy, plans, investments, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, uncertainty around the COVID-19 pandemic and the related effects of government and other measures; an economic downturn in the United States and in other countries around the world; the Company’s ability to deal with the substantial and increasingly intense competition in its industry and to develop and deliver products and services to address the rapidly evolving market for payments and point-of-sale, financial, and marketing services; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s ability to ensure the interoperability of its technology with that of third parties; changes to the rules and practices of payment card networks and acquiring processors; the impact of acquisitions or divestitures, strategic investments, joint ventures, or entries into new businesses; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services, including those launched in connection with the COVID-19 pandemic; adoption of the Company’s products and services in international markets; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, which is on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

SQUARE Q3 2020 18

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses as well as other measures defined in the shareholder letter such as measures excluding Caviar, which we sold in October 2019, and measures excluding bitcoin. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds. Additionally, GPV includes Cash App activity related to Cash for Business and to peer-to-peer payments sent from a credit card.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Diluted Adjusted Net Income Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net loss and net loss per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; amortization of debt discount and issuance costs in connection with our offering of convertible senior notes in the first quarter of 2017, the second quarter of 2018, and the first quarter of 2020; gain or loss on revaluation of equity investment; gain or loss on debt extinguishment related to the conversion of senior notes; the gain or loss on the disposal of property and equipment; and impairment of intangible assets, as applicable. We also exclude certain costs associated with acquisitions and other activities that are not normal recurring operating expenses, including amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs, and we add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive, since we intend to settle future conversions of our convertible senior notes entirely in shares. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation, other interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, loss on disposal of property and equipment, and acquisition-related costs. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. This calculation of Adjusted EBITDA margin will not be comparable to the calculation used in quarters prior to the fourth quarter of 2019, which was previously based on a non-GAAP revenue metric.

We have included Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. We have included measures excluding Caviar because we believe these measures are useful in understanding the ongoing results of our operations. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions.

Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding Caviar, which we sold in October 2019, and measures excluding bitcoin have limitations as financial measures, and should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

SQUARE Q3 2020 19

Consolidated Statements

of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Revenue:
Transaction-based revenue	$925,294	$816,622	$2,365,967	$2,248,894
Subscription and services-based revenue	447,522	279,801	1,090,032	750,041
Hardware revenue	27,294	21,766	67,291	62,238
Bitcoin revenue	1,633,764	148,285	2,815,318	338,898

Total net revenue	3,033,874	1,266,474	6,338,608	3,400,071

Cost of revenue:
Transaction-based costs	522,680	519,312	1,376,565	1,418,730
Subscription and services-based costs	66,786	63,352	157,666	183,994
Hardware costs	45,220	35,672	107,907	95,881
Bitcoin costs	1,601,615	146,167	2,759,082	333,801
Amortization of acquired technology	3,118	1,934	7,669	5,029

Total cost of revenue	2,239,419	766,437	4,408,889	2,037,435

Gross profit	794,455	500,037	1,929,719	1,362,636

Operating expenses:
Product development	226,567	168,771	628,378	497,322
Sales and marketing	348,463	149,467	781,094	439,601
General and administrative	153,902	115,980	419,783	318,086
Transaction and loan losses	15,198	32,722	161,684	94,827
Amortization of acquired customer assets	983	1,003	2,778	3,591

Total operating expenses	745,113	467,943	1,993,717	1,353,427

Operating income (loss)	49,342	32,094	(63,998)	9,209

Interest expense, net	14,980	5,632	38,955	15,456
Other expense (income), net	(784)	(5,541)	(20,513)	6,988

Income (loss) before income tax	35,146	32,003	(82,440)	(13,235)

Provision (benefit) for income taxes	(1,369)	2,606	(1,586)	2,259

Net income (loss)	$36,515	$29,397	$(80,854)	$(15,494)

Net income (loss) per share:
Basic	$0.08	$0.07	$(0.18)	$(0.04)

Diluted	$0.07	$0.06	$(0.18)	$(0.04)

Weighted-average shares used to compute net income (loss) per share
Basic	444,458	427,124	439,855	423,239

Diluted	488,069	466,099	439,855	423,239

SQUARE Q3 2020 20

Consolidated Balance Sheets

UNAUDITED

In thousands, except share and per share data

Assets	Sept 30, 2020	Dec 31, 2019
Current assets:
Cash and cash equivalents	$2,118,808	$1,047,118
Investments in short-term debt securities	762,434	492,456
Settlements receivable	846,786	588,692
Customer funds	1,850,963	676,292
Loans held for sale	524,173	164,834
Other current assets	388,106	250,409

Total current assets	6,491,270	3,219,801

Property and equipment, net	195,937	149,194
Goodwill	300,620	266,345
Acquired intangible assets, net	107,562	69,079
Investments in long-term debt securities	399,122	537,303
Operating lease right-of-use assets	450,183	113,148
Other non-current assets	169,582	196,388

Total assets	$8,114,276	$4,551,258

Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	$2,723,083	$1,273,135
Settlements payable	150,705	95,834
Accrued expenses and other current liabilities	427,386	297,841
Operating lease liabilities, current	51,041	27,275
PPP Liquidity Facility advances	473,496	—

Total current liabilities	3,825,711	1,694,085

Long-term debt	1,758,611	938,832
Operating lease liabilities, non-current	384,983	108,830
Other non-current liabilities	82,136	94,461

Total liabilities	6,051,441	2,836,208
Stockholders’ equity:
Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at September 30, 2020 and December 31, 2019. None issued and outstanding at September 30, 2020 and December 31, 2019.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at September 30, 2020 and December 31, 2019; 380,355,619 and 352,386,562 issued and outstanding at September 30, 2020 and December 31, 2019, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at September 30, 2020 and December 31, 2019; 67,339,578 and 80,410,158 issued and outstanding at September 30, 2020 and December 31, 2019, respectively.	—	—

Additional paid-in capital	2,642,107	2,223,749
Accumulated other comprehensive income	11,910	1,629
Accumulated deficit	(591,182)	(510,328)

Total stockholders’ equity	2,062,835	1,715,050

Total liabilities and stockholders’ equity	$8,114,276	$4,551,258

SQUARE Q3 2020 21

Consolidated Statements of Cash Flows

UNAUDITED

In thousands

	NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019
Cash Flows from Operating Activities
Net loss	$(80,854)	$(15,494)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	61,741	56,879
Non-cash interest and other	52,384	24,697
Loss on extinguishment of long-term debt	2,393	—
Share-based compensation	284,129	217,980
Loss (gain) on revaluation of equity investment	(20,999)	16,467
Non-cash lease expense	50,782	21,950
Transaction and loan losses	161,684	94,827
Change in deferred income taxes	(3,375)	(1,054)
Changes in operating assets and liabilities:
Settlements receivable	(284,649)	(215,594)
Customer funds	(885,259)	(202,718)
Purchase of loans held for sale	(1,620,057)	(1,596,394)
Sales and principal payments of loans held for sale	1,226,994	1,547,158
Customers payable	1,445,608	519,123
Settlements payable	54,871	27,460
Charge-offs to accrued transaction losses	(55,361)	(56,486)
Other assets and liabilities	(129,155)	(34,218)

Net cash provided by operating activities	260,877	404,583

Cash Flows from Investing Activities
Purchase of marketable debt securities	(966,278)	(758,969)
Proceeds from maturities of marketable debt securities	404,931	325,682
Proceeds from sale of marketable debt securities	432,162	327,247
Purchase of marketable debt securities from customer funds	(552,411)	(237,640)
Proceeds from maturities of marketable debt securities from customer funds	237,000	115,200
Proceeds from sale of marketable debt securities from customer funds	28,457	—
Purchase of property and equipment	(86,353)	(45,826)
Payments for other investments	—	(2,000)
Business combinations, net of cash acquired	(29,221)	(20,372)

Net cash used in investing activities	(531,713)	(296,678)

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	986,241	—
Purchase of convertible senior note hedges	(149,200)	—
Proceeds from issuance of warrants	99,500	—
Proceeds from PPP Liquidity Facility advances	473,496	—
Payments for tax withholding related to vesting of restricted stock units	(182,607)	(164,044)
Proceeds from the exercise of stock options and purchases under the employee stock	106,600	81,781
Other financing activities	(2,606)	(3,946)

Net cash provided by (used in) financing activities	1,331,424	(86,209)

Effect of foreign exchange rate on cash and cash equivalents	772	(673)

Net increase in cash, cash equivalents and restricted cash	1,061,360	21,023
Cash, cash equivalents and restricted cash, beginning of period	1,098,706	632,847

Cash, cash equivalents and restricted cash, end of period	$2,160,066	$653,870

SQUARE Q3 2020 22

Operating Segment Disclosures

UNAUDITED

In thousands

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

	THREE MONTHS ENDED			NINE MONTHS ENDED
	SEPT 30, 2020			SEPT 30, 2020
	Cash App	Seller	Total	Cash App	Seller	Total
Revenue
Transaction-based revenue	$80,721	$844,573	$925,294	$162,197	$2,203,770	$2,365,967
Subscription and services-based revenue	354,110	93,412	447,522	818,991	271,041	1,090,032
Hardware revenue	—	27,294	27,294	—	67,291	67,291
Bitcoin revenue	1,633,764	—	1,633,764	2,815,318	—	2,815,318

Segment revenue	2,068,595	965,279	3,033,874	3,796,506	2,542,102	6,338,608

Segment gross profit	$385,124	$409,331	$794,455	$848,919	$1,080,800	$1,929,719

	THREE MONTHS ENDED			NINE MONTHS ENDED
	SEPT 30, 2019			SEPT 30, 2019
	Cash App	Seller(i)	Total(i)	Cash App	Seller(i)	Total(i)
Revenue
Transaction-based revenue	$19,216	$797,406	816,622	$51,462	$2,197,432	$2,248,894
Subscription and services-based revenue	139,539	99,315	238,854	354,575	264,599	619,174
Hardware revenue	—	21,766	21,766	—	62,238	62,238
Bitcoin revenue	148,285	—	148,285	338,898	—	338,898

Segment revenue	307,040	918,487	1,225,527	744,935	2,524,269	3,269,204

Segment gross profit	$123,490	$363,884	$487,374	$313,642	$1,011,595	$1,325,237

A reconciliation of total segment revenues to the Company’s consolidated revenues is as follows (in thousands):

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Total segment revenue	$3,033,874	$1,225,527	$6,338,608	$3,269,204
Caviar revenue	—	40,947	—	130,867

Total net revenue	$3,033,874	$1,266,474	$6,338,608	$3,400,071

A reconciliation of total segment gross profit to the Company’s income before applicable income taxes is as follows (in thousands):

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Total segment gross profit	$794,455	$487,374	$1,929,719	$1,325,237
Add: Caviar gross profit	—	12,663	—	37,399
Total reported operating gross profit	794,455	500,037	1,929,719	1,362,636
Less: Product Development	226,567	168,771	628,378	497,322
Less: Sales and Marketing	348,463	149,467	781,094	439,601
Less: General and Administrative	153,902	115,980	419,783	318,086
Less: Transaction and loan losses	15,198	32,722	161,684	94,827
Less: Amortization of acquired customer assets	983	1,003	2,778	3,591
Less: Interest expense, net	14,980	5,632	38,955	15,456
Less: Other expense (income), net	(784)	(5,541)	(20,513)	6,988

Income (loss) before applicable income taxes	$35,146	$32,003	$(82,440)	$(13,235)

(i) Excluding Caviar (Refer to reconciliation in the table “Select Financial Results Excluding Caviar”). In the year ended December 31, 2019, the Company sold the Caviar business, a food ordering and delivery platform that does not align with and further contribute to the two operating segments.

SQUARE Q3 2020 23

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019

Gross Payment Volume (GPV) (in millions)	$31,729	$28,228	$80,272	$77,599
Adjusted EBITDA (in thousands)	$181,320	$131,323	$288,582	$298,324
Adjusted Net Income Per Share:
Basic	$0.39	$0.28	$0.57	$0.65
Diluted	$0.34	$0.25	$0.51	$0.57

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Net income (loss)	$36,515	$29,397	$(80,854)	$(15,494)
Share-based compensation expense	110,389	77,426	283,872	217,980
Depreciation and amortization	20,624	19,125	61,741	56,879
Interest expense, net	14,980	5,632	38,955	15,456
Other expense (income), net	(784)	(5,541)	(20,513)	6,988
Loss on disposal of property and equipment	396	128	2,095	428
Acquisition-related and other costs	359	1,564	3,939	8,479
Acquired deferred revenue adjustment	281	1,224	1,240	6,529
Acquired deferred costs adjustment	(71)	(238)	(307)	(1,180)
Provision (benefit) for income taxes	(1,369)	2,606	(1,586)	2,259

Adjusted EBITDA	$181,320	$131,323	$288,582	$298,324

SQUARE Q3 2020 24

Select Financial Results

Excluding Caviar(i)

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Total net revenue	$3,033,874	$1,266,474	$6,338,608	$3,400,071
Less: Caviar contribution to total net revenue	—	40,947	—	130,867

Total net revenue excluding Caviar	$3,033,874	$1,225,527	$6,338,608	$3,269,204

Subscription and services-based revenue	$447,522	$279,801	$1,090,032	$750,041
Less: Caviar contribution to subscription and services-based revenue	—	40,947	—	130,867

Subscription and services-based revenue excluding Caviar	$447,522	$238,854	$1,090,032	$619,174

Gross profit, in accordance with GAAP	$794,455	$500,037	$1,929,719	$1,362,636
Less: Caviar contribution gross profit	—	12,663	—	37,399

Gross profit excluding Caviar	$794,455	$487,374	$1,929,719	$1,325,237

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Net income (loss)	$36,515	$29,397	$(80,854)	$(15,494)
Share-based compensation expense	110,389	77,426	283,872	217,980
Amortization of intangible assets	5,236	3,841	13,522	11,286
Amortization of debt discount and issuance costs	17,516	9,843	47,624	29,176
Loss (gain) on revaluation of equity investment	—	(2,462)	(20,998)	16,467
Loss on extinguishment of long-term debt	1,403	—	2,393	—
Loss on disposal of property and equipment	396	128	2,095	428
Acquisition-related and other costs	359	1,564	3,939	8,479
Acquired deferred revenue adjustment	281	1,224	1,240	6,529
Acquired deferred costs adjustment	(71)	(238)	(307)	(1,180)

Adjusted Net Income - basic	$172,024	$120,723	$252,526	$273,671

Cash interest expense on convertible senior notes	$1,544	$1,277	$4,482	$3,831

Adjusted Net Income - diluted	$173,568	$122,000	$257,008	$277,502

Weighted-average shares used to compute Basic Net Income (Loss) Per Share:
Basic	444,458	427,124	439,855	423,239

Diluted	488,069	466,099	439,855	423,239

Net Income (Loss) Per Share:
Basic	$0.08	$0.07	$(0.18)	$(0.04)

Diluted	$0.07	$0.06	$(0.18)	$(0.04)

Weighted-average shares used to compute Adjusted Net Income Per Share:
Basic	444,458	427,124	439,855	423,239

Diluted	514,806	486,404	501,757	486,664

Adjusted Net Income Per Share:
Basic	$0.39	$0.28	$0.57	$0.65

Diluted	$0.34	$0.25	$0.51	$0.57

(i) For additional information, please refer to the table “Operating Segment Disclosures.”

SQUARE Q3 2020 25

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Operating expenses	$(745,113)	$(467,943)	$(1,993,717)	$(1,353,427)
Share-based compensation	110,289	77,388	283,601	217,892
Depreciation and amortization	17,507	17,084	53,930	51,193
Loss on disposal of property and equipment	396	128	2,095	428
Acquisition-related and other costs	359	1,564	3,939	8,479

Non-GAAP operating expenses	$(616,562)	$(371,779)	$(1,650,152)	$(1,075,435)

Product development	$(226,567)	$(168,771)	$(628,378)	$(497,322)
Share-based compensation	78,682	56,321	205,647	155,114
Depreciation and amortization	11,546	11,933	36,578	35,344
Loss (gain) on disposal of property and equipment	381	—	686	(71)

Non-GAAP product development	$(135,958)	$(100,517)	$(385,467)	$(306,935)

Sales and marketing	$(348,463)	$(149,467)	$(781,094)	$(439,601)
Share-based compensation	12,063	6,269	27,354	20,304
Depreciation and amortization	1,060	1,093	3,057	3,256
Loss on disposal of property and equipment	—	83	1	428

Non-GAAP sales and marketing	$(335,340)	$(142,022)	$(750,682)	$(415,613)

General and administrative	$(153,902)	$(115,980)	$(419,783)	$(318,086)
Share-based compensation	19,544	14,798	50,600	42,474
Depreciation and amortization	3,918	3,055	11,517	9,002
Loss on disposal of property and equipment	15	45	1,408	71
Acquisition-related and other costs	359	1,564	3,939	8,479

Non-GAAP general and administrative	$(130,066)	$(96,518)	$(352,319)	$(258,060)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Cost of revenue	$3,117	$2,041	$7,811	$5,686
Product Development	11,546	11,933	36,578	35,344
Sales and Marketing	1,060	1,093	3,057	3,256
General and Administrative	3,918	3,055	11,517	9,002
Amortization of acquired customer assets	983	1,003	2,778	3,591

Total depreciation and amortization	$20,624	$19,125	$61,741	$56,879

SQUARE Q3 2020 26